COMTEX NEWS NETWORK, INC.                              Release:  IMMEDIATE
                                                       For:  Comtex News Network
                                                             (Symbol:  CMTX)

Contact:       Amber Gordon
               agordon@comtex.com
               703-797-8011

                COMTEX REPORTS THIRD QUARTER FISCAL 2009 RESULTS

NEW YORK, NY, May 13, 2009 - Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend(R) market products, today announced financial results for its third fiscal quarter and the nine month period ended March 31, 2009.

     Comtex reported revenues of $1.5 million, an operating loss of ($50,000) and a net loss of ($33,000), or $0.00 per share, for the third quarter ended March 31, 2009, compared to revenues of $1.8 million, operating income of $232,000, and net income of $244,000, or $0.02 per share, for the three months ended March 31, 2008. The decrease was primarily due to reduced customer spending caused by industry consolidations and current economic conditions, plus marginal increases in sales and marketing expenses.

     For the nine months ended March 31, 2009, Comtex reported revenues of $4.8 million, $24,000 of operating income, and net income of $39,000, or $0.00 per share, compared to revenues of $5.4 million, $797,000 of operating income and net income of $754,000, or $0.05 per share, for the nine months ended March 31, 2008. The decrease in net income was primarily due to the reduced revenues caused by industry consolidations coupled with a one time pick up of revenue of approximately $181,000 from prior periods recorded in the nine months ended March 31, 2008. Net income for the period ended March 31, 2009 also reflected an increase in operating expenses, offset by the extinguishment of an accrued liability of $138,000 in October 2008.

     For the nine months ended March 31, 2009, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was $147,000 compared to EBITDA of $858,000 for the nine months ended March 31, 2008. The decrease in EBITDA was primarily due to reduced revenues, as discussed above, and increased operating expenses mainly in technical operations, sales, and marketing.

     Chip Brian, Comtex's President and CEO, stated, "Our third quarter results were consistent with our expectations and continued to be impacted by contracting budgets among certain of our customers. During these difficult economic conditions, the strength of our business model allows us to manage the short term challenges our business faces, while continuing to build and strengthen our growing SmarTrend product line and customer base."

Comtex Announces 3rd Quarter Results                                      Page 2
May 13, 2009


About Comtex

Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend(R) Alerts and economically useful information. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex also provides several proprietary SmarTrend Alert products to investors, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), market analysis and its flagship product, SmarTrend Alerts (via subscription at www.mysmartrend.com). Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend(R) is a registered trademark of Comtex News Network, Inc.


                            FINANCIAL TABLE FOLLOWS

Comtex Announces 3rd Quarter Results                                      Page 3
May 13, 2009


                            Comtex News Network, Inc.
                             Selected Financial Data
          (unaudited / amounts in thousands, except per share amounts)

                                                   Three Months                         Nine Months
                                                  Ended March 31                       Ended March 31
                                         ---------------------------------    ---------------------------------
                                                2009            2008                 2009             2008
                                         ---------------------------------    ---------------------------------
Revenues                                     $ 1,492         $ 1,770              $ 4,808          $ 5,426
Operating (Loss) Income                          (50)            232                   24              797
Net (Loss) Income                            $   (33)        $   244              $    39          $   754
                                         ---------------------------------    ---------------------------------
Earnings Per Share:
     Basic and Diluted                       $  0.00         $  0.02              $  0.00          $  0.05
                                         ---------------------------------    ---------------------------------
Weighted Avg. # Shares:
     Basic                                    15,446          15,294               15,583           15,294
                                         ---------------------------------    ---------------------------------
     Diluted                                  15,446          15,460               15,653           15,467
                                         ---------------------------------    ---------------------------------
Reconciliation to EBITDA:
Net (Loss) Income                            $   (33)        $   244              $    39          $   754
Stock-based compensation                           -               -                   35                3
Depreciation and Amortization                     30              19                   88               59
Interest/Other (Income) Expenses, net            (18)            (12)                 (29)              37
Income Taxes, net                                  1               -                   14                5
                                         ---------------------------------    ---------------------------------
EBITDA                                       $   (20)        $   251              $   147          $   858
                                         ---------------------------------    ---------------------------------

Please Note: EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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